NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, February 29, 2012

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2011 RESULTS

Cleveland, Ohio, February 29, 2012 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $54.4 million, or $6.47 per diluted share, for the fourth quarter of 2011 on revenues of $951.3 million compared with consolidated net income of $38.4 million, or $4.59 per diluted share, for the fourth quarter of 2010 on revenues of $866.2 million.
Consolidated net income for the year ended December 31, 2011 was $162.1 million, or $19.28 per diluted share, on revenues of $3.3 billion, compared with consolidated net income of $79.5 million, or $9.53 per diluted share, on revenues of $2.7 billion for the year ended December 31, 2010.
Net income for 2011 includes the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement in the first quarter of 2011. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million, also incurred in the first quarter of 2011. Net income in 2010 includes expenses of $18.8 million, or $12.2 million after tax of $6.6 million, for litigation costs. Excluding the settlement and litigation costs, adjusted income was $124.9 million, or $14.85 per diluted share, for the year ended December 31, 2011 compared with adjusted income of $91.7 million, or $10.99 per diluted share, for the year ended December 31, 2010.

NACCO and Subsidiaries Consolidated Fourth Quarter Highlights
Key perspectives on NACCO's fourth quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the fourth quarter of 2011 was $23.6 million compared with net income of $13.3 million in 2010. Net income improved primarily as a result of increased sales volumes of higher margin units and parts and the favorable effect of price increases, which more than offset material cost increases. These improvements were partially offset by an increase in employee-related expenses.

•
Hamilton Beach's net income was $12.0 million in the fourth quarter of 2011 compared with net income of $11.6 million in 2010. The increase in net income was primarily the result of lower interest expense partially offset by a reduction in operating profit. Operating profit declined primarily because sales of higher-margin, higher-priced products and lower employee-related costs did not fully offset the effect of reductions in unit volumes and increased product costs.

•
Kitchen Collection's fourth quarter 2011 net income was $7.6 million compared with net income of $7.2 million in 2010. The increase was primarily the result of sales at newly opened Kitchen Collection® stores.

•
North American Coal's fourth quarter 2011 net income was $11.9 million compared with net income of $9.2 million in 2010. The increase was primarily the result of lower employee-related costs and higher royalty and other income, partially offset by a decline in operating results at the consolidated mining operations due mainly to unplanned customer outage days.

•
NACCO and Other, which includes the parent company operations, incurred a net loss of $2.3 million for the fourth quarter of 2011 compared with a net loss of $6.0 million in 2010. The improvement was primarily the result of the absence of $5.8 million, or $3.8 million after tax of $2.0 million, of litigation costs incurred in 2010 related to the Company's failed 2006 Applica transaction.

For the 2011 full year, NACCO generated consolidated cash flow before financing activities of $122.5 million, which was comprised of net cash provided by operating activities of $155.2 million less net cash used for investing activities of $32.7 million, and included after-tax proceeds of $39.0 million for the settlement of the Applica litigation. For the 2010 full year, NACCO generated consolidated cash flow before financing activities of $57.3 million, which was comprised of net cash provided by operating activities of $63.1 million less net cash used for investing activities of $5.8 million.

Detailed Discussion of Results

NMHG - Fourth Quarter Results
NMHG reported net income of $23.6 million on revenues of $677.4 million for the fourth quarter of 2011 compared with net income of $13.3 million on revenues of $570.1 million for the fourth quarter of 2010.
Revenues increased 19 percent in the fourth quarter of 2011 compared with the fourth quarter of 2010 primarily as a result of an increase in unit volume in the Americas and Europe and the favorable effect of unit price increases implemented in late 2010 and early 2011, primarily in the Americas and Europe.
Worldwide new unit shipments increased to approximately 20,700 units in the fourth quarter of 2011 from shipments of approximately 19,600 units in the third quarter of 2011 and shipments of approximately 19,700 units in the fourth quarter of 2010. NMHG's worldwide backlog was approximately 24,700 units at December 31, 2011 compared with approximately 25,600 units at September 30, 2011 and approximately 23,000 units at December 31, 2010.
NMHG's 2011 fourth quarter net income increased substantially compared with the fourth quarter of 2010 primarily as a result of increased sales volumes of higher margin units and parts, the favorable effect of price increases, which more than offset material cost increases, and the absence of losses from retail dealerships sold in 2010. These increases were partially offset by an increase in employee-related expenses resulting from the full restoration in 2011 of compensation and benefits and headcount additions required to meet increased volumes and the absence of benefits recognized in 2010 from favorable foreign currency contracts.

NMHG - Full Year Results
For the year ended December 31, 2011, NMHG reported net income of $82.6 million on revenues of $2.5 billion compared with net income of $32.4 million on revenues of $1.8 billion for the year ended December 31, 2010. Lift truck shipments in 2011 increased 33 percent to approximately 79,700 units from approximately 60,000 units in 2010.
For the 2011 full year, NMHG's cash flow before financing activities was $38.7 million, which was comprised of net cash provided by operating activities of $54.6 million less net cash used for investing activities of $15.9 million. For the 2010 full year, NMHG's cash flow before financing activities was $39.0 million, which was comprised of net cash provided by operating activities of $47.5 million less net cash used for investing activities of $8.5 million.

NMHG - Outlook
NMHG expects global lift truck markets to moderate in 2012, with volumes comparable to prior periods in the Americas and Asia-Pacific and modest declines in Europe, particularly Western Europe, and China. Nonetheless, NMHG anticipates a slight increase in unit booking and shipment levels in 2012 compared with 2011, primarily as a result of new product introductions and marketing programs. Backlog and parts volumes are also expected to remain relatively steady in 2012. NMHG will continue to monitor ongoing market conditions and adjust manufacturing levels as necessary.
Although commodity costs stabilized and decreased slightly at the end of 2011, these markets are highly volatile and commodity price increases, particularly for steel, are expected in 2012. Price increases already implemented and announced in the first quarter of 2012 are expected to offset a significant portion of these anticipated higher material costs over time. The company will also continue to monitor economic conditions and the resulting effects on costs to determine the need for future price increases.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward. The new electric-rider lift truck program is bringing a full line of newly designed products to market. The company launched two new electric lift trucks in 2011 and expects to launch the final two models in this electric-rider lift truck program in the first half of 2012. In addition, NMHG successfully launched a new medium-duty internal combustion engine lift truck in Europe in the third quarter of 2011 to complement the product launched in the Americas in July 2010. In mid-2011, the company also introduced into certain Latin American markets a new range of UTILEV® brand forklift trucks, which are basic forklift trucks that meet the needs of lower-intensity users. This new internal combustion engine series of utility lift trucks is expected to be introduced into global markets in 2012. Finally, stricter diesel emission regulations go into effect in 2012 in certain global markets. NMHG has truck engine systems that meet the emission requirements of various regions of the world. In response to the stricter regulations, NMHG expects to launch a range of lift trucks in 2012 that will include engine systems that meet the new Tier 4 emissions requirements. All of these new products are expected to help increase customer satisfaction, improve revenues and enhance operating margins. In the context of these new product introductions, the company will continue to focus on improving distribution effectiveness and capitalizing on its product capabilities to gain additional market share.
Nevertheless, net income is expected to decline materially in 2012 compared with 2011 as a result of the absence of one-time items, including the elimination of certain post-retirement benefits, which benefited 2011 results, adverse currency movements, an anticipated shift in sales mix to lower margin markets, as well as higher marketing and employee-related costs. The decrease in net income is expected to occur primarily in the first half of the year, with modest improvements in the second half of 2012 compared with the second half of 2011. Results are expected to be down in all major markets, except Brazil. Significant improvements in Brazil are expected to be offset by a decline in the North America results. Cash flow before financing activities for the full year 2012 is expected to be higher than 2011 despite a significant increase in capital expenditures in 2012 compared with 2011.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, through the introduction of its new products. In addition, NMHG is strategically focused on gaining market share through these new products, which meet a broad range of market applications cost effectively, and through enhancements of its independent dealer network.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported fourth quarter 2011 net income of $12.0 million on revenues of $161.4 million, compared with net income of $11.6 million on revenues of $176.5 million for the fourth quarter of 2010.
Revenues decreased in 2011 compared with 2010 primarily as a result of lower unit sales volumes and reduced placements and promotions in the U.S. consumer retail market, mainly at Hamilton Beach's mass market retail customers.
Fourth quarter 2011 net income was comparable to the fourth quarter of 2010. However, operating profit declined primarily because sales of higher-margin, higher-priced products and lower employee-related costs did not fully offset the effect of reductions in unit volumes and increased material costs. Lower interest expense, resulting from the $60 million prepayment of Hamilton Beach's term loan, offset the reduction in operating profit.

Hamilton Beach - Full Year Results
For the year ended December 31, 2011, Hamilton Beach reported net income of $18.4 million on revenues of $493.0 million compared with net income of $24.4 million on revenues of $515.7 million in 2010.
During 2011, Hamilton Beach generated cash flow before financing activities of $20.5 million, which was comprised of net cash provided by operating activities of $24.2 million less net cash used for investing activities of $3.7 million. During 2010, Hamilton Beach generated cash flow before financing activities of $12.8 million, which was comprised of net cash provided by operating activities of $15.0 million less net cash used for investing activities of $2.2 million.

Hamilton Beach - Outlook
The middle-market portion of the small kitchen appliance market in which Hamilton Beach participates weakened over the course of 2011 and is expected to remain weak in 2012. Hamilton Beach's target consumer, the middle-market mass consumer, continues to struggle with financial concerns and high unemployment rates. As a result, sales volumes in this segment of the U.S. consumer market are expected to remain under pressure. International and commercial product markets are expected to remain strong, and this strength is expected to drive revenue growth in 2012.
In addition, Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines, such as The ScoopTM, a single-serve coffee maker. Hamilton Beach expects the new Melitta®-branded beverage appliances, introduced in late 2010, as well as The ScoopTM and the DurathonTM iron product line, both introduced in late 2011, to continue to gain market position over time as broader distribution is attained. The company is also continuing to introduce innovative products in several small appliance categories. These products, as well as other new product introductions in the pipeline for 2012, are expected to positively affect revenues and operating profit. However, as a result of the weak U.S. consumer market, Hamilton Beach currently anticipates only a modest increase in 2012 revenues compared with 2011.
Overall, Hamilton Beach expects 2012 net income to increase modestly compared with 2011. Nonetheless, product costs are expected to increase modestly in the first half of 2012 but then level out for the second half of the year, while transportation costs are expected to increase in the second half of 2012. Hamilton Beach continues to monitor commodity costs closely and expects to adjust product prices and placements, as appropriate, if these costs increase more than anticipated. Hamilton Beach anticipates that 2012 cash flow before financing activities will be modestly lower than in 2011 resulting from increased working capital to fund revenue growth.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and market share, and pursuing additional strategic growth opportunities, specifically in the stronger international markets.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $7.6 million on revenues of $91.4 million for the fourth quarter of 2011 compared with net income of $7.2 million on revenues of $88.4 million for the fourth quarter of 2010.
Revenues increased in the fourth quarter of 2011 compared with the fourth quarter of 2010 primarily as a result of sales at newly opened Kitchen Collection® stores and an increase in Kitchen Collection® comparable store sales. Comparable store sales improved due to an increase in customer visits and a higher average sales transaction value, as well as an increase in store transactions. This increase was partially offset by a decline in revenues caused by the closure of certain Kitchen Collection® and Le Gourmet Chef® stores since December 31, 2010.
At December 31, 2011, Kitchen Collection® operated 276 stores compared with 268 stores at December 31, 2010. Le Gourmet Chef® operated 61 stores at December 31, 2011 compared with 72 stores at December 31, 2010.
Net income improved in the fourth quarter of 2011 compared with the fourth quarter of 2010 primarily as a result of sales at newly opened Kitchen Collection® stores.

Kitchen Collection - Full Year Results
For the year ended December 31, 2011, Kitchen Collection reported net income of $1.1 million on revenues of $221.2 million compared with net income of $3.5 million on revenues of $219.6 million for the year ended December 31, 2010.
For the 2011 full year, Kitchen Collection generated cash flow before financing activities of $2.6 million, which was comprised of net cash provided by operating activities of $4.9 million less net cash used for investing activities of $2.3 million. For the 2010 full year, Kitchen Collection generated cash flow before financing activities of $3.6 million, which was comprised of net cash provided by operating activities of $6.3 million less net cash used for investing activities of $2.7 million.

Kitchen Collection - Outlook
The uncertain economy, high unemployment rates and fuel prices, along with other consumer financial concerns, are expected to continue to affect consumer sentiment and limit spending levels for Kitchen Collection's target customer, prolonging a challenging retail environment in 2012. However, the company expects to have an increased number of Kitchen Collection® stores in 2012. As a result, Kitchen Collection expects revenue in 2012 to increase compared with 2011.
Overall, Kitchen Collection expects a modest increase in full year 2012 net income and cash flow before financing activities compared with 2011 primarily as a result of the increase in the number of Kitchen Collection® stores opened throughout 2011 and new stores expected to be opened in 2012. Kitchen Collection expects the momentum achieved by the new stores in the fourth quarter of 2011 to continue in 2012 and expects improvements in operating results at both store formats as the new stores opened in 2011 gain traction and additional new stores are opened in 2012. In addition, Kitchen Collection anticipates improvements in operating results as the company continues its ongoing program of closing underperforming stores. Enhanced sales and margins are also expected as a result of further improvements in its store formats and layouts at both the Kitchen Collection® and Le Gourmet Chef® stores and as a result of further refinements of its promotional offers and merchandise mix in both store formats. The renegotiation of store leases and the combination of its two distribution centers into one larger, more efficient facility, as well as the absence of a number of costs incurred in 2011 not expected to recur in 2012, are also expected to contribute to improved results. Although the company anticipates increased product and transportation costs in 2012, it expects to offset these increased costs through price increases and other actions as needed.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by refining its store formats, strengthening its merchandise mix, store displays and appearance, optimizing store selling space as well as evaluating and closing underperforming and loss-generating stores as lease contracts permit. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. In the near term, Kitchen Collection expects to focus its growth in the number of stores on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

North American Coal - Fourth Quarter Results
North American Coal's net income for the fourth quarter of 2011 was $11.9 million on revenues of $23.5 million compared with net income of $9.2 million on revenues of $34.5 million for the fourth quarter of 2010. On December 31, 2010, North American Coal's contract at the San Miguel Mine expired. Fourth quarter 2010 results included $10.8 million of revenue and $0.2 million of operating profit related to operating the San Miguel Mine.
North American Coal's coal and limerock deliveries for the fourth quarter of 2011 compared with the fourth quarter of 2010 are as follows:

	2011	2010
Coal deliveries (tons)	(in millions)
Consolidated mines	0.8	1.8
Unconsolidated mines	6.4	6.8
Total coal deliveries	7.2	8.6
Limerock deliveries (cubic yards)	3.0	3.6
Revenues decreased 32 percent in the fourth quarter of 2011 compared with the fourth quarter of 2010 primarily due to the expiration of the San Miguel contract.
Net income for the fourth quarter of 2011 increased compared with the fourth quarter of 2010 primarily due to lower employee-related costs and an increase in royalty and other income. A decline in results at the consolidated mining operations, mainly as a result of unplanned outage days at a customer's power plant and higher cost of coal sold as a result of reduced production levels implemented to match customer inventory requirements, partially offset the improvement in net income.

North American Coal - Full Year Results
For the year ended December 31, 2011, North American Coal reported net income of $29.4 million on revenues of $81.8 million compared with net income of $39.6 million on revenues of $156.8 million for the year ended December 31, 2010. Results in 2010 included $45.8 million of revenue and $1.1 million of operating profit related to operating the San Miguel Mine. Net income in 2010 also included income of $7.4 million, or $4.4 million after tax of $3.0 million, related to the reimbursement of previously recognized costs for pre-development activities from Mississippi Power Company.
In 2011, North American Coal generated cash flow before financing activities of $21.0 million, which was comprised of net cash provided by operating activities of $31.7 million less net cash used for investing activities of $10.7 million. For the 2010 full year, North American Coal generated cash flow before financing activities of $32.8 million, which was comprised of net cash provided by operating activities of $25.9 million plus net cash provided by investing activities of $6.9 million, which includes proceeds of $11.2 million from the sale of the majority of the assets of North American Coal's investment in Great American Energy.

North American Coal - Outlook
North American Coal expects improved operating performance at its coal mining operations in 2012. Tons delivered in 2012 are expected to be slightly higher than 2011 provided customers achieve currently planned power plant operating levels. Limerock deliveries are expected to decrease modestly in 2012 as customer requirements are expected to be lower as a result of the continued weakness in the southern Florida housing and construction markets. Royalty and other income in 2012 is expected to be moderately higher than 2011.
The new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income in 2012. North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2012. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the first half of 2012.
Overall, North American Coal expects full year 2012 net income to increase compared with 2011 net income mainly as a result of expected improvements in tons delivered at the Mississippi Lignite Mining Company. However, higher selling, general and administrative expenses as a result of increased employee-related costs and development activities are expected to partially offset the improvements in net income. Cash flow before financing activities in 2012 is expected to be higher than 2011.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification, coal drying and other clean coal technologies. Furthermore, the company is encouraged that new international value-added mining services projects for coal may become available. North American Coal also continues to pursue additional non-coal mining opportunities.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 1, 2012 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0890 (Toll Free) or (617) 213-4857 (International), Pass code: 41619329, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 8, 2012. The online archive of the broadcast will be available on the NACCO Industries website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9669, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
The Company has reported adjusted income and earnings per diluted share for the years ended December 31, 2011 and 2010 excluding the net effect of the Applica settlement and related litigation costs under "Fourth Quarter and Full Year 2011 Results." Management believes a discussion excluding the settlement and costs is more reflective of NACCO's underlying business operations and enables investors to better understand the results of operations of the Company. Following is the reconciliation of the full year 2011 and 2010 consolidated net income and earnings per diluted share, as reported, to adjusted income and earnings per share excluding the net impact of the Applica settlement and litigation costs.

(in millions, except per share data)	2011	Diluted earnings per share
2011 Consolidated Net Income, as reported	$162.1	$19.28
Impact of Applica settlement, after taxes of $21.0	(39.0)	(4.64)
Impact of Applica litigation costs, after taxes of $1.0	1.8	0.21
2011 Adjusted income	$124.9	$14.85

(in millions, except per share data)	2010	Diluted earnings per share
2010 Consolidated Net Income, as reported	$79.5	$9.53
Impact of Applica litigation costs, after taxes of $6.6	12.2	1.46
2010 Adjusted income	$91.7	$10.99

For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close unprofitable stores and (7) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, which would have an adverse effect on results of operations, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
     NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials
Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, Inc. visit the Company's website at www.nacco.com.
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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
	(In millions, except per share data)
Revenues	$951.3	$866.2	$3,331.2	$2,687.5
Cost of sales	770.2	698.9	2,738.1	2,161.3
Gross profit	181.1	167.3	593.1	526.2
Earnings of unconsolidated mines	12.8	12.1	45.5	43.4
Operating expenses	123.6	122.7	464.5	429.3

Operating profit	70.3	56.7	174.1	140.3
Other (income) expense
Interest expense	5.8	6.7	24.5	27.4
Applica settlement and litigation costs	—	5.8	(57.2)	18.8
Other	(4.1)	(1.3)	(7.0)	(2.7)
Income before income taxes	68.6	45.5	213.8	96.8
Income tax provision	14.1	7.0	51.7	17.4
Net (income) loss attributable to noncontrolling interest	(0.1)	(0.1)	—	0.1
Net income attributable to stockholders	$54.4	$38.4	$162.1	$79.5

Basic earnings per share attributable to stockholders:
Basic earnings per share	$6.48	$4.61	$19.34	$9.55

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$6.47	$4.59	$19.28	$9.53

Cash dividends per share	$0.5325	$0.5225	$2.1200	$2.0850

Basic weighted average shares outstanding	8.391	8.333	8.383	8.328
Diluted weighted average shares outstanding	8.411	8.362	8.408	8.344

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2011	2010	2011	2010
	(In millions)
Revenues
NMHG	$677.4	$570.1	$2,540.8	$1,801.9
Hamilton Beach	161.4	176.5	493.0	515.7
Kitchen Collection	91.4	88.4	221.2	219.6
North American Coal	23.5	34.5	81.8	156.8
NACCO and Other	—	—	—	—
Eliminations	(2.4)	(3.3)	(5.6)	(6.5)
Total	$951.3	$866.2	$3,331.2	$2,687.5
Operating profit (loss)
NMHG	$28.0	$17.8	$110.0	$46.1
Hamilton Beach	19.0	19.8	33.8	45.9
Kitchen Collection	12.8	11.6	2.5	5.9
North American Coal	13.4	11.6	35.2	53.3
NACCO and Other	(2.8)	(4.0)	(7.3)	(10.8)
Eliminations	(0.1)	(0.1)	(0.1)	(0.1)
Total	$70.3	$56.7	$174.1	$140.3

Income (loss) before income taxes
NMHG	$27.7	$15.9	$101.5	$34.1
Hamilton Beach	18.2	17.9	27.8	38.4
Kitchen Collection	12.6	11.6	1.9	5.5
North American Coal	13.2	10.8	33.9	50.4
NACCO and Other	(3.0)	(10.6)	48.8	(31.5)
Eliminations	(0.1)	(0.1)	(0.1)	(0.1)
Total	$68.6	$45.5	$213.8	$96.8

Net income (loss) attributable to stockholders
NMHG	$23.6	$13.3	$82.6	$32.4
Hamilton Beach	12.0	11.6	18.4	24.4
Kitchen Collection	7.6	7.2	1.1	3.5
North American Coal	11.9	9.2	29.4	39.6
NACCO and Other	(2.3)	(6.0)	30.7	(20.4)
Eliminations	1.6	3.1	(0.1)	—
Total	$54.4	$38.4	$162.1	$79.5